Calumet Specialty Products Partners, L.P. Reports Third Quarter 2010 Results

INDIANAPOLIS, Nov. 3, 2010 /PRNewswire-FirstCall/ -- Calumet Specialty Products Partners, L.P. (Nasdaq: CLMT) (the "Partnership" or "Calumet") reported net income for the quarter ended September 30, 2010 of $21.2 million compared to $4.0 million for the quarter ended September 30, 2009. For the nine months ended September 30, 2010, Calumet reported net income of $7.2 million compared to $53.6 million for the same period in 2009. These results include noncash unrealized derivative losses of $13.8 million and gains of $17.7 million for the nine months ended September 30, 2010 and 2009, respectively. Calumet reported net cash provided by operating activities of $87.7 million for the nine months ended September 30, 2010 as compared to $110.6 million for the same period in 2009.

Earnings before interest expense, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA (as defined by the Partnership's credit agreements) were $44.1 million and $40.9 million, respectively, for the quarter ended September 30, 2010 as compared to $27.7 million and $42.5 million, respectively, for the same quarter in 2009. Distributable Cash Flow (as defined below) for the quarter ended September 30, 2010 was $28.6 million as compared to $30.2 million for the same quarter in 2009. The decrease in Adjusted EBITDA quarter over quarter was primarily due to increased realized losses on derivatives and increased transportation expense partially offset by higher gross profit, discussed below. (See the section of this release titled "Non-GAAP Financial Measures" and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles ("non-GAAP") financial measures, definitions of measures and reconciliations of such measures to the comparable GAAP measures.)

"We are pleased with our results for the third quarter. Our production levels and gross profit have continued to improve in each quarter this year. We continue to focus on increased run rates to meet higher demand for our specialty products," said Bill Grube, Calumet's Chief Executive Officer and President. "As a result of our third quarter results, we have raised our distribution to $0.46 per unit, a $0.005 per unit increase over the prior quarter," said Grube.

The $17.2 million improvement in net income quarter over quarter was due primarily to an increase of $21.0 million in gross profit, partially offset by increased realized derivative losses of $6.3 million and higher transportation expense of $4.7 million due to increased sales volume. These results include noncash unrealized derivative gains of $1.9 million and losses of $4.5 million for the quarters ended September 30, 2010 and 2009, respectively, which may or may not be realized in the future as the derivatives are settled.

Gross profit by segment is as follows for the three and nine months ended September 30, 2010 and 2009:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(In thousands)		(In thousands)

Specialty products	$ 60,880	$ 33,523	$130,706	$114,080
Fuel products	1,226	7,633	12,695	24,414
Total gross profit (1)	$ 62,106	$ 41,156	$ 143,401	$138,494

Specialty products gross profit per barrel	$ 20.58	$ 13.96	$ 16.56	$ 16.34
Fuel products gross profit per barrel	$ 0.48	$ 2.55	$ 1.79	$ 2.82

(1) We define specialty products and fuel products gross profit as sales less the cost of crude oil and other feedstocks and other production-related expenses, the most significant portion of which include labor, plant fuel, utilities, contract services, maintenance, depreciation and processing materials.

The increase of $27.4 million in specialty products segment gross profit quarter over quarter was primarily due to an increase of 19.7% in the average selling price per barrel, while the average cost of crude oil per barrel increased by only 12.6%. Also, specialty products sales volumes increased 23.1%, due primarily to improvements in overall specialty products demand as a result of improved economic conditions and the addition of sales volumes under our specialty products agreements with LyondellBasell which we entered into during the fourth quarter of 2009 (the "LyondellBasell Agreements").

The decrease of $6.4 million in fuel products segment gross profit quarter over quarter was negatively impacted by the 13.9% decrease in fuel products sales volume as a result of lower overall throughput rates at our Shreveport refinery to facilitate the balancing of inventory levels subsequent to the extended turnaround completed in April 2010. Partially offsetting this decrease in sales volume was a slight improvement in crack spreads as the average selling price per barrel of our fuel products increased by 14.8% driven by market conditions including a 12.5% increase in the average cost of crude oil per barrel, combined with a net $2.5 million increase in derivative gains on our fuel products crack spread cash flow hedges.

Quarterly Distribution

On October 13, 2010, the Partnership declared a quarterly cash distribution of $0.46 per unit for the quarter ended September 30, 2010 on all outstanding units. The distribution will be paid on November 12, 2010 to unitholders of record as of the close of business on November 2, 2010. This distribution represents an increase of $0.005 per unit from the second quarter of 2010.

Operations Summary

The following table sets forth unaudited information about our combined operations. Facility production volume differs from sales volume due to changes in inventory.

	Three Months Ended September 30,		Nine Months Ended September 30,

	2010	2009	2010	2009
Sales volume (bpd):
Specialty products	32,152	26,108	28,916	25,579
Fuel products	28,011	32,522	25,945	31,718
Total (1)	60,163	58,630	54,861	57,297

Total feedstock runs (bpd) (2)	61,678	59,949	55,774	61,069
Facility production (bpd): (3)
Specialty products:
Lubricating oils	14,707	13,118	13,268	11,481
Solvents	10,715	7,923	9,240	7,868
Waxes	1,307	1,274	1,157	1,082
Fuels	942	941	1,023	811
Asphalt and other by-products	8,079	7,667	6,649	7,694
Total	35,750	30,923	31,337	28,936
Fuel products:
Gasoline	8,538	9,144	8,674	9,841
Diesel	11,883	12,079	10,592	12,662
Jet fuel	5,336	7,328	5,306	7,184
By-products	735	562	586	529
Total	26,492	29,113	25,158	30,216
Total facility production (3)	62,242	60,036	56,495	59,152

(1) Total sales volume includes sales from the production of our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories.

(2) Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and certain third-party facilities pursuant to supply and/or processing agreements. The increase in feedstock runs for the three months ended September 30, 2010 compared to the same period in 2009 is due primarily to higher throughput rates at our Princeton and Cotton Valley refineries and the addition of volumes under the LyondellBasell Agreements. These improvements were partially offset by lower overall throughput rates at our Shreveport refinery to facilitate the balancing of inventory levels subsequent to the completion of our April 2010 turnaround discussed below.

The decrease in feedstock runs for the nine months ended September 30, 2010 compared to the same period in 2009 is primarily due to our decision to reduce crude oil run rates at our facilities during the entire first quarter of 2010 because of the poor economics of running additional barrels, the extended turnaround and reduced throughput rates at our Shreveport refinery during April 2010, and the lower subsequent throughput rates at our Shreveport refinery during the third quarter of 2010 as discussed above. These decreases were partially offset by higher throughput rates at our Cotton Valley refinery and the addition of volumes under the LyondellBasell Agreements.

(3) Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, including the LyondellBasell Agreements. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss. The increase in the production of specialty products for the three months ended September 30, 2010 compared to the same period in 2009 is primarily the result of the addition of volumes under the LyondellBasell Agreements and increased feedstock runs during those periods at our Princeton and Cotton Valley refineries. This increase was partially offset by reduced facility production levels as a result of reduced feedstock runs at our Shreveport refinery during the period as discussed above in footnote 2 of this table. The reduction in production of fuel products for the three months ended September 30, 2010 as compared to the same period in 2009 was also due to reduced feedstock runs at our Shreveport refinery during the current period as discussed in footnote 2 of this table.

The increase in the production of specialty products for the nine months ended September 30, 2010 compared to the same period in 2009 is primarily the result of the addition of volumes under the LyondellBasell Agreements and improved throughput rates at our Cotton Valley refinery as discussed in footnote 2 of this table. The reduction in production of fuel products for the nine months ended September 30, 2010 as compared to the same period in 2009 is due to reduced feedstock runs at our Shreveport refinery during the current period as discussed in footnote 2 of this table.

Credit Agreement Covenant Compliance

Compliance with the financial covenants under Calumet's credit agreements is measured quarterly based upon performance over the most recent four fiscal quarters. As of September 30, 2010, Calumet continued to be in compliance with all financial covenants under its credit agreements.

While assurances cannot be made regarding our future compliance with these financial covenants and subject to the inherent uncertainty of the crude oil pricing environment and general economic conditions, Calumet believes that it will continue to maintain compliance with such financial covenants.

Revolving Credit Facility Capacity

On September 30, 2010, Calumet had availability under its revolving credit facility of $143.8 million, based on a $251.1 million borrowing base, $75.4 million in outstanding standby letters of credit, and outstanding borrowings of $31.9 million. Calumet believes that it will have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures. However, Calumet is subject to business and operational risks that could materially adversely affect its cash flows. A material decrease in Calumet's cash flow from operations or a significant, sustained decline in crude oil prices would likely produce a corollary material adverse effect on Calumet's borrowing capacity under its revolving credit facility and potentially Calumet's ability to comply with the covenants under Calumet's credit facilities. Substantial declines in crude oil prices, if sustained, may materially diminish Calumet's borrowing base, which is based in part on the value of Calumet's crude oil inventory, which could result in a material reduction in Calumet's borrowing capacity under Calumet's revolving credit facility. A significant increase in crude oil prices, if sustained, would likely result in increased working capital funded by borrowings under its revolving credit facility.

About the Partnership

The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products.

The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, November 3, 2010, to discuss the financial and operational results for the third quarter of 2010. Anyone interested in listening to the presentation may call 866-730-5764 and enter passcode 35701361. For international callers, the dial-in number is 857-350-1588 and the passcode is 35701361.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 41866668. International callers can access the replay by calling 617-801-6888 and entering passcode 41866668. The replay will be available beginning Wednesday, November 3, 2010, at approximately 4:00 p.m. until Wednesday, November 17, 2010.

The information contained in this press release is available on the Partnership's website at http://www.calumetspecialty.com ..

Cautionary Statement Regarding Forward-Looking Statements

Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases and decreases in crude oil and crack spread prices, including the impact on our liquidity; the results of the Partnership's hedging and risk management activities; the availability of, and the Partnership's ability to consummate, acquisition or combination opportunities; labor relations; the ability of the Partnership to comply with the financial covenants contained in its credit facilities; the Partnership's access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership's credit ratings and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership's most recent Form 10-K and 2010 Forms 10-Q filed with the Securities and Exchange Commission, which could cause the Partnership's actual results to differ materially from those contained in any forward-looking statement.

Non-GAAP Financial Measures

We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide quarterly and annual reconciliations of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow and an annual reconciliation of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and meet minimum quarterly distributions;

  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to our analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA as net income plus interest expense (including debt issuance and extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facilities. Consistent with that definition, Adjusted EBITDA means, for any period: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits;

(b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for hedging activities; and (d) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period.

We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage and consolidated interest coverage tests thereunder.

We define Distributable Cash Flow as Adjusted EBITDA less replacement capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense. Distributable Cash Flow is used by us and our investors to analyze our ability to pay distributions.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of this measurement. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EDITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following tables present a reconciliation of both net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow Adjusted EBITDA and EBITDA to net cash provided by operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONS OLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Sales	$ 595,273	$ 492,431	$ 1,594,542	$ 1,350,735
Cost of sales	533,167	451,275	1,451,141	1,212,241
Gross profit	62,106	41,156	143,401	138,494
Operating costs and expenses:
Selling, general and administrative	7,403	7,437	22,894	23,697
Transportation	23,258	18,519	63,460	49,761
Taxes other than income taxes	1,308	1,167	3,431	3,156
Other	565	191	1,373	888
Operating income	29,572	13,842	52,243	60,992
Other income (expense):
Interest expense	(7,794)	(8,243)	(22,505)	(25,333)
Realized gain (loss) on derivative instruments	(2,288)	4,045	(8,147)	3,213
Unrealized gain (loss) on derivative instruments	1,931	(4,485)	(13,835)	17,672
Other	(121)	(1,271)	(170)	(2,856)
Total other expense	(8,272)	(9,954)	(44,657)	(7,304)
Net income before income taxes	21,300	3,888	7,586	53,688
Income tax expense (benefit)	79	(79)	339	70
Net income	$ 21,221	$ 3,967	$ 7,247	$ 53,618
Allocation of net income
Net income	$ 21,221	$ 3,967	$ 7,247	$ 53,618
Less:
General partner's interest in net income	424	79	145	1,070
Net income available to limited partners	$ 20,797	$ 3,888	$ 7,102	$ 52,548
Weighted average limited partner units outstanding – basic	35,337	32,232	35,332	32,232
Weighted average limited partner units outstanding – diluted	35,352	32,232	35,351	32,232
Common and subordinated unitholders' basic and diluted net income per unit	$ 0.59	$ 0.12	$ 0.20	$ 1.63
Cash distributions declared per common and subordinated unit	$ 0.46	$ 0.45	$ 1.37	$ 1.35

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	September 30, 2010	December 31, 2009
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 88	$ 49
Accounts receivable, net	164,698	122,768
Inventories	150,214	137,250
Derivative assets	—	30,904
Prepaid expenses and other current assets	5,008	8,672
Total current assets	320,008	299,643
Property, plant and equipment, net	618,408	629,275
Goodwill	48,335	48,335
Other intangible assets, net	31,487	38,093
Other noncurrent assets, net	20,381	16,510
Total assets	$ 1,038,619	$ 1,031,856
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$ 181,641	$ 109,976
Other current liabilities	22,028	20,165
Current portion of long-term debt	4,840	5,009
Derivative liabilities	20,099	4,766
Total current liabilities	228,608	139,916
Pension and postretirement benefit obligations	8,720	9,433
Other long-term liabilities	1,090	1,111
Long-term debt, less current portion	386,103	396,049
Total liabilities	624,521	546,509
Partners' capital:
Partners' capital	432,484	472,703
Accumulated other comprehensive income (loss)	(18,386)	12,644
Total partners' capital	414,098	485,347
Total liabilities and partners' capital	$ 1,038,619	$ 1,031,856

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	Nine Months Ended September 30,
	2010	2009
Operating activities
Net income	$ 7,247	$ 53,618
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,289	48,890
Amortization of turnaround costs	6,639	5,692
Provision for doubtful accounts	74	(766)
Unrealized (gain) loss on derivative instruments	13,835	(17,672)
Other non-cash activities	1,467	3,561
Changes in assets and liabilities:
Accounts receivable	(42,004)	(17,937)
Inventories	(12,964)	(13,184)
Prepaid expenses and other current assets	3,664	3,047
Derivative activity	849	6,680
Other assets	(10,311)	(4,539)
Accounts payable	70,265	38,298
Other liabilities	1,842	3,945
Pension and postretirement benefit obligations	(190)	945
Net cash provided by operating activities	87,702	110,578
Investing activities
Additions to property, plant and equipment	(27,310)	(20,718)
Proceeds from disposal of property, plant and equipment	201	793
Net cash used in investing activities	(27,109)	(19,925)
Financing activities
Repayments of borrowings – revolving credit facility	(8,027)	(33,435)
Repayment of borrowings – term loan credit facility	(2,888)	(2,888)
Payments on capital lease obligation	(1,023)	(875)
Proceeds from public offerings, net	793	—
Contribution from Calumet GP, LLC	18	—
Change in bank overdraft	—	(6,325)
Common units repurchased for vested phantom unit grants	(248)	(164)
Distributions to partners	(49,179)	(44,447)
Net cash used in financing activities	(60,554)	(88,134)
Net increase in cash and cash equivalents	39	2,519
Cash and cash equivalents at beginning of period	49	48
Cash and cash equivalents at end of period	$ 88	$ 2,567
Supplemental disclosure of cash flow information
Interest paid	$ 19,635	$ 23,124
Income taxes paid	$ 138	$ 91

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW (In thousands)
	Three Months Ended September 30 ,		Nine Months Ended September 30,

	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income	$ 21,221	$ 3,967	$ 7,247	$ 53,618
Add:
Interest expense	7,794	8,243	22,505	25,333
Depreciation and amortization	15,031	15,578	44,824	46,396
Income tax expense (benefit)	79	(79)	339	70
EBITDA	$ 44,125	$ 27,709	$ 74,915	$ 125,417
Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$ (2,525)	$ 11,365	$ 14,683	$(10,430)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(655)	3,449	(33)	4,271
Adjusted EBITDA	$ 40,945	$ 42,523	$ 89,565	$ 119,258
Less:
Replacement capital expenditures (1)	(5,751)	(4,995)	(22,090)	(12,739)
Cash interest expense (2)	(6,561)	(7,423)	(19,635)	(23,124)
Income tax (expense) benefit	(79)	79	(339)	(70)
Distributable Cash Flow	$ 28,554	$ 30,184	$ 47,501	$ 83,325

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs.

(2) Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPER ATING ACTIVITIES (In thousands)
	Nine Months Ended September 30,
	2010	2009
	(Unaudited)	(Unaudited)
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Distributable Cash Flow	$ 47,501	$ 83,325
Less:
Replacement capital expenditures (1)	22,090	12,739
Cash interest expense (2)	19,635	23,124
Income tax expense	339	70
Adjusted EBITDA	$ 89,565	$ 119,258
Add:
Unrealized gain (loss) from mark to market accounting for hedging activities	(14,683)	10,430
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	33	(4,271)
EBITDA	$ 74,915	$ 125,417
Add:
Interest expense, net of amortization	(19,626)	(22,597)
Unrealized (gain) loss on derivative instruments	13,835	(17,672)
Income tax expense	(339)	(70)
Provision for doubtful accounts	74	(766)
Changes in assets and liabilities:
Accounts receivable	(42,004)	(17,937)
Inventory	(12,964)	(13,184)
Other current assets	3,664	3,047
Derivative activity	849	6,680
Accounts payable	70,265	38,298
Other liabilities	1,863	2,829
Other, including changes in noncurrent assets and liabilities	(2,830)	6,533
Net cash provided by operating activities	$ 87,702	$ 110,578

(1) Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs.

(2) Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.

UPDATE ON EXISTING COMMODITY DERIVATIVE INSTRUMENTS

September 30, 2010

Fuel Products Segment

The following tables provide information about our derivative instruments related to our fuel products segment as of September 30, 2010:

Crude Oil Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Swap ($/Bbl)
Fourth Quarter 2010	1,840,000	20,000	$ 67.29
Calendar Year 2011	5,888,000	16,132	76.81
Calendar Year 2012	4,661,000	12,735	85.56
Totals	12,389,000
Average price			$ 78.69

Diesel Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Fourth Quarter 2010	1,196,000	13,000	$ 80.41
Calendar Year 2011	2,371,000	6,496	90.58
Calendar Year 2012	1,238,000	3,383	97.62
Totals	4,805,000
Average price			$ 89.86

Jet Fuel Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Calendar Year 2011	2,788,000	7,638	$ 89.08
Calendar Year 2012	3,286,500	8,980	98.92
Totals	6,074,500
Average price			$ 94.40

Gasoline Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Fourth Quarter 2010	644,000	7,000	$ 75.28
Calendar Year 2011	729,000	1,997	83.53
Calendar Year 2012	136,500	373	89.04
Totals	1,509,500
Average price			$ 80.51

The following table provides a summary of these derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps disclosed above, all of which are designated as hedges.

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2010	1,840,000	20,000	$ 11.32
Calendar Year 2011	5,888,000	16,132	12.19
Calendar Year 2012	4,661,000	12,735	12.71
Totals	12,389,000
Average price			$ 12.26

At September 30, 2010, the Partnership had the following derivatives related to crude oil sales and gasoline purchases in its fuel products segment, none of which are designated as hedges.

Crude Oil Swap Contracts by Expiration Dates	Barrels Sold	BPD	Average Swap ($/Bbl)
Fourth Quarter 2010	138,000	1,500	$ 58.25
Totals	138,000
Average price			$ 58.25

Gasoline Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Average Swap ($/Bbl)
Fourth Quarter 2010	138,000	1,500	$ 58.42
Totals	138,000
Average price			$ 58.42

To summarize, at September 30, 2010, the Partnership had the following crude oil and gasoline derivative instruments not designated as hedges in its fuel products segment. These trades were used to economically lock in a portion of the mark-to-market valuation gain for the above crack spread trades.

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
Fourth Quarter 2010	138,000	1,500	$ 0.17
Totals	138,000
Average price			$ 0.17

At September 30, 2010, the Partnership had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as hedges.

Jet Fuel Put Option Crack Spread Contracts by Expiration Dates	Barrels	BPD	Average Sold Put ($/Bbl)	Average Bought Put ($/Bbl)
Calendar Year 2011	814,000	2,230	$ 4.17	$ 6.23
Totals	814,000
Average price			$ 4.17	$ 6.23

Specialty Products Segment

The following tables provide information about our derivatives related to our specialty products segment as of September 30, 2010, none of which are designated as hedges:

Crude Oil Put/Swap/Call Contracts by Expiration Dates	Barrels	BPD	Average Bought Put ($/Bbl)	Average Swap ($/Bbl)	Average Sold Call ($/Bbl)
October 2010	186,000	6,000	$ 62.48	$ 78.44	$ 88.44
Totals	186,000
Average price			$ 62.48	$ 78.44	$ 88.44

Crude Oil Swap Contracts by Expiration Dates	Barrels Purchased (Sold)	BPD	Average Swap ($/Bbl)
October 2010	155,000	5,000	$ 79.77
December 2010	(62,000)	(2,000)	(77.70)
January 2011	62,000	2,000	79.25
Totals	155,000
Average price			$ 80.39

Natural Gas Swap Contracts by Expiration Dates	MMBtus	Average Swap ($/MMBtu)
Fourth Quarter 2010	220,000	$ 5.06
Totals	220,000
Average price		$ 5.06

CONTACT: Jennifer Straumins, Investor Relations of Calument Specialty Products Partners, L.P., +1-317-328-5660